INDEPENDENT AUDITORS' CONSENT

Osmonics, Inc.

We consent to the incorporation by reference in Registration Statements
No. 33-25228 and No. 33-537 of Osmonics, Inc. on Forms S-3 and S-8 of our report dated October 22, 1996 appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, which includes in Item 5, the consolidatred balance sheet of Osmonics, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995 which have been adjusted to reflect the pooling of interest of Osmonics, Inc. and Desalination Systems.


/s/  Deloitte & Touche LLP
     Deloitte & Touche LLP

     Minneapolis, Minnesota
     October 22, 1996